Exhibit 10.1

April 2, 2007

Mr. Jerome Goldstein
282 Buckminster Road
Brookline, MA 02445

Dear Jerry:

In consideration for your long-term contributions to Advanced Magnetics, Inc. (the “Company”) and in connection with the termination of your employment, this letter agreement outlines and confirms the terms and conditions of severance being offered to you as a result of your separation from employment with the Company.

1. Termination. Your employment with the Company will terminate as of 9:00 a.m. on May 1, 2007 (the “Separation Date”). You hereby resign as a member of the Board of Directors effective as of 9:00 a.m. on the Separation Date.

2. Severance Payment and Stock Options. Upon expiration of the revocation period set forth in Section 6, the Company will promptly pay you $85,000 in a lump sum, minus tax withholdings as required by law, in accordance with your written instructions. Prior to the Separation Date and effective upon the expiration of the revocation period set forth in Section 6, the Board will accelerate the vesting of your November 7, 2006 stock option grant so that options to purchase 25,000 shares of the Company’s common stock become vested and immediately exercisable. In addition, the option agreement with respect to such November 7, 2006 grant shall be amended to make the vested portion of such option grant exercisable until December 31, 2007.

3. Other Payments. No later than on the Company’s next payroll cycle, the Company will pay you all accrued but unpaid salary as of the Separation Date and the balance of your vacation days accrued but not yet taken as of the Separation Date, all minus tax withholdings as required by law. You shall not receive any other payments, perks or benefits from the Company.

4. Confidential Information; Return of Company Property. You agree to treat as strictly confidential all proprietary and other confidential information of the Company, and to not at any time, without the Company’s prior written consent, reveal or disclose to any person outside of the Company, or use for your own benefit or for the benefit of any other person or entity, any confidential information concerning the Company’s business, clients, or employees. Confidential information includes, without limitation, financial information, reports, forecasts, intellectual property, trade secrets, know-how, clinical trial data, market information and plans, client lists, regulatory matters, prospects and opportunities. All documents, records, materials, computers, software, equipment, office entry keys, credit cards and other physical property, and all copies of the same that have come into your possession or been produced by you in connection with your employment, have been and remain the sole property of the Company.

5. General Release of Claims. In consideration of the promises made in this Agreement, you on behalf of yourself and your heirs, executors, administrators and assigns, hereby release and forever discharge the Company and its parents and affiliates, and each of their respective officers, directors, employees, agents, successors and assigns (the “Released Parties”), from any and all suits, claims, demands, debts, sums of money, damages, interest, attorneys’ fees, expenses, actions, causes of action, judgments, accounts, promises, contracts, agreements, and any and all claims of law or in equity, whether now known or unknown, which you now have or ever have had against the Released Parties, or any of them, including, but not limited to, any claims under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, Mass. G.L. c. 148 and 151B, and any other federal, state or local statute, regulation, ordinance or common law creating employment-related causes of action, and all claims related to or arising out of your employment or your separation from employment with the Company.

6. CONSULTATION WITH COUNSEL; TIME FOR SIGNING; REVOCATION. YOU HAVE THE RIGHT TO AND SHOULD CONSULT WITH AN ATTORNEY OF YOUR OWN CHOICE PRIOR TO SIGNING THIS AGREEMENT. YOU HAVE UNTIL TWENTY-ONE (21) DAYS FROM YOUR RECEIPT OF THIS AGREEMENT TO DECIDE WHETHER TO SIGN IT. YOU WILL HAVE SEVEN (7) DAYS AFTER SIGNING THIS AGREEMENT TO REVOKE YOUR SIGNATURE. IF YOU INTEND TO REVOKE YOUR SIGNATURE, YOU MUST DO SO IN WRITING ADDRESSED AND DELIVERED TO ME PRIOR TO THE END OF THE 7-DAY REVOCATION PERIOD. THIS AGREEMENT SHALL NOT BE EFFECTIVE, AND NEITHER THE COMPANY NOR YOU SHALL HAVE ANY RIGHTS OR OBLIGATIONS HEREUNDER, UNTIL THE EXPIRATION OF THE 7-DAY REVOCATION PERIOD.

7. General Provisions.

a) Severability. You agree that if any of the provisions of this Agreement are declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected.

b) Enforcement; Applicable Law; Jurisdiction. This Agreement is intended to operate as a contract under seal and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. You hereby agree that any dispute concerning or arising out of this Agreement shall be brought in any court of competent jurisdiction within the Commonwealth of Massachusetts, and you hereby consent to jurisdiction in such courts.

c) Entire Agreement; No Representations. Subject to the provisions of the next sentence, this Agreement constitutes the entire agreement concerning the terms and conditions of your separation from employment with the Company and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, between you and the Company. The Employment Agreement dated as of February 7, 2006 between the Company and you is hereby terminated except for the provisions that impose post-termination obligations on you, which shall continue in full force and effect.

d) Modification and Waiver. This Agreement may be amended or modified only in a writing signed by you and an authorized representative of the Company.

e) Section 409A. It is the intention of the parties that no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences to any person pursuant to Section 409A of the Internal Revenue Code of 1986 (the “Code”). Notwithstanding any provision in this Agreement to the contrary, this Agreement shall be interpreted, applied and to the minimum extent necessary, amended, so that this Agreement does not fail to meet, and is operated in accordance with, the requirements of Section 409A of the Code. It is the intent of the parties that any such amendment will give you substantially the same economic value as contained in this Agreement. Any reference in this Agreement to Section 409A of the Code shall also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

f) Press Release. The press release to be issued in connection with the announcement of your separation from the Company shall be subject to our mutual agreement.

Please indicate your understanding and acceptance of this Agreement by signing and returning one copy to me. The other copy is for your records.

Very truly yours,

/s/ Mark Skaletsky
Mark Skaletsky
Lead Director

Accepted and Agreed:

/s/ Jerome Goldstein	Dated: April 2, 2007
Jerome Goldstein